Exhibit 99.1

Dorian LPG Ltd. Announces Second  Quarter Fiscal Year 2018 Financial Results and Financing Transaction for Corsair

Stamford, CT –November 3, 2017 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months ended September 30, 2017.

Highlights for the Second Quarter Fiscal Year 2018

▪	Revenues of $34.7 million and Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $18,015 for the three months ended September 30, 2017.

▪

Net loss of $(11.9) million, or $(0.22) earnings/(loss) per basic and diluted share (“EPS”), and adjusted net income/(loss)(1) of $(12.6) million, or $(0.23) adjusted diluted earnings/(loss) per share (“adjusted EPS”)(1),  for the three months ended September 30, 2017.

▪	Adjusted EBITDA(1) of $14.1 million for the three months ended September 30, 2017.

▪

Increased vessel operating days to 1,857 in the three months ended September 30, 2017 from 1,732 for the three months ended September 30, 2016, along with increased fleet utilization from 85.7% to 91.8% for these periods.

(1)

TCE, adjusted net income/(loss), adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net income/(loss) to adjusted net income/(loss), EPS to adjusted EPS and net income/(loss) to adjusted EBITDA included in this press release.

Key Recent Development

▪

Entered into a sale for $65.0 million and bareboat charter arrangement for the Corsair that is expected to close during November 2017 and result in net cash proceeds of $52.0 million, $30.1 million of which will be used to repay a portion of the previously announced bridge loan agreement with DNB Capital LLC.

John Hadjipateras, Chairman, President and Chief Executive Officer of the Company,  commented,  "Despite near term market headwinds, we continue to focus on our financial and commercial activities. The latter is reflected in our improving fleet utilization rate and the operating performance of our vessels relative to benchmarks. We have also taken further steps to enhance our financial profile through a sale and bareboat charter arrangement that improves our liquidity and has also been structured to provide us optionality to a market recovery.”

Second Quarter Fiscal Year 2018 Results Summary

Our net loss amounted to $(11.9) million, or $(0.22) per share, for the three months ended September 30, 2017, compared to a  net loss of $(7.1) million, or $(0.13) per share, for the three months ended September 30, 2016.

Our adjusted net loss amounted to $(12.6) million, or $(0.23) per share for the three months ended September 30, 2017, compared to adjusted net loss  of $(13.7) million, or $(0.25) per share for the three months ended September 30, 2016.  We have adjusted our net loss for the three months ended September 30, 2017 for an unrealized loss on derivative instruments of $0.7 million. Please refer to the reconciliation of net income/(loss) to adjusted net income/(loss), which appears later in this press release.

The favorable change of $1.1 million in adjusted net loss for the three months ended September 30, 2017 compared to the three months ended September 30, 2016 is primarily attributable to increased revenues of $1.1 million, a $1.9 million decrease in realized loss on derivatives and a $0.6 million decrease in vessel operating expenses, partially offset by increases of $1.4 million in interest and finance costs, $0.8 million in voyage expenses, and $0.4 million in general and administrative expenses.

The TCE rate for our fleet was $18,015 for the three months ended September 30, 2017, a 5.9% decrease from a TCE rate of $19,137 from the same period in the prior year, primarily driven by increased bunker costs.  Please see footnote 6 to the table in “—Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 85.7% in the quarter ended September 30, 2016 to 91.8% in the quarter ended September 30, 2017.

Vessel operating expenses per day decreased to $7,777 in the three months ended September 30, 2017 from $8,073 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters, voyage charters and other revenues earned by our vessels, were $34.7 million for the three months ended September 30, 2017, an increase of $1.1 million, or 3.3%, from $33.6 million for the three months ended September 30, 2016. The increase is primarily attributable to increased utilization of our vessels from 85.7% during the three months ended September 30, 2016 to 91.8% during the three months ended September 30, 2017. The increase from higher utilization was partially offset by a reduction in average TCE rates from $19,137 for the three months ended September 30, 2016 to $18,015 for the three months ended September 30, 2017. Spot market rates were slightly higher when comparing the three months ended September 30, 2017 with the three months ended September 30, 2016. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura Chiba route (expressed as U.S. dollars per metric ton), averaged $22.171 during the three months ended September 30, 2017 compared to an average of $21.368 for the three months ended September 30, 2016. Therefore, increased bunker costs, which are deducted from gross revenues when calculating TCE rates, drove the decline in TCE rates. Voyage expenses, including bunkers, are typically paid by the charterer under time charters, including our vessels chartered to the Helios Pool. Net pool revenues—related party are calculated on a net basis using gross revenues of the pool vessels less voyage expenses of the pool vessels and general and administrative expenses of the pool.

Voyage Expenses

Voyage expenses were $1.3 million during the three months ended September 30, 2017, an increase of $0.8 million, or 173.6%, from $0.5 million for the three months ended September 30, 2016. Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or traveling to or from drydocking. The increase for the three months ended September 30, 2017, when compared with the three months ended September 30, 2016, was mainly attributable to one of our VLGCs operating on a voyage charter outside of the

Helios Pool during the three months ended September 30, 2017, partially offset by a reduction of port charges and other related expenses along with decreases in war risk insurance and security costs due to a reduction of transits in high-risk areas.

Vessel Operating Expenses

Vessel operating expenses were $15.7 million during the three months ended September 30, 2017, or $7,777 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was a decrease of $0.6 million, or 3.7%, from $16.3 million for the three months ended September 30, 2016. Vessel operating expenses per vessel per calendar day decreased $296 from $8,073 for the three months ended September 30, 2016 to $7,777 for the three months ended September 30, 2017. The decrease in vessel operating expenses was primarily the result of a reduction in insurance costs, reflecting a reduction in premiums, along with reductions in spares, stores, and repairs and maintenance costs for the three months ended September 30, 2017 when compared with the three months ended September 30, 2016. These reductions were partially offset by an increase in non-voyage related port costs.

General and Administrative Expenses

General and administrative expenses were $5.4 million for the three months ended September 30, 2017, an increase of $0.2 million, or 4.2%, from $5.2 million for the three months ended September 30, 2016. The increase was mainly due to an increase of $0.2 million in salaries, wages and benefits and an increase of $0.1 million in stock-based compensation, partially offset by a decrease of $0.1 million for professional fees. Other general and administrative expenses remained relatively constant for the three months ended September 30, 2017 when compared to September 30, 2016.

Interest and Finance Costs

Interest and finance costs amounted to $8.6 million for the three months ended September 30, 2017, an increase of $1.4 million, or 20.1%, from $7.2 million for the three months ended September 30, 2016. The increase of $1.4 million during this period was due to an increase of $0.8 million in amortization of deferred financing fees along with an increase in interest incurred on our long-term debt of $0.6 million primarily resulting from an increase in LIBOR, partially offset by a decrease in average indebtedness. Average indebtedness, excluding deferred financing fees, decreased from $818.5 million for the three months ended September 30, 2016 to $742.3 million for the three months ended September 30, 2017. The outstanding balance of our long-term debt, net of deferred financing fees of $20.3 million, as of September 30, 2017 was $718.8 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain/(loss) on derivatives amounted to a gain of approximately $0.7 million for the three months ended September 30, 2017, compared to a gain of $6.5 million for the three months ended September 30, 2016. The $5.8 million change is primarily attributable to changes in the fair value of our interest rate swaps due to changes in forward LIBOR yield curves and reductions in notional amounts.

Realized Loss on Derivatives

Realized loss on derivatives amounted to a loss of approximately $0.4 million for the three months ended September 30, 2017, a decrease of $1.9 million, or 81.3%, from a loss of $2.3 million for the three months ended September 30, 2016. The decrease is attributable to (i) $1.0 million in realized loss on interest rate swaps related to our term loans with the Royal Bank of Scotland (the “RBS Loan Facility”) during the three months ended September 30, 2016 that did not recur during the three months ended September 30, 2017 as the interest rate swaps related to the RBS Loan Facility were terminated subsequent to the three months ended September 30, 2016 and (ii) a decrease of $0.9 million on interest rate swaps related to the 2015 Debt Facility primarily resulting from increases in floating LIBOR.

Subsequent Event

We have entered into a sale and bareboat charter arrangement that we expect to close during November 2017 for the Corsair, which was previously financed under the bridge loan agreement with DNB Capital LLC. The net proceeds from the transaction will amount to $52.0 million, of which we will repay approximately $30.1 million of the $97.0 million outstanding under the bridge loan agreement. Under this arrangement, the Corsair will be delivered to the buyer upon completion of the transaction and, on the same day, we will enter into a 12-year bareboat charter for the vessel. We have a purchase option to re-acquire the Corsair from the second anniversary of the commencement of the bareboat charter through the end of the bareboat charter. We will continue to technically manage, commercially charter, and operate the vessel. The bareboat charter carries a 4.9% fixed interest rate for the duration of the contract.

Fleet

The following table sets forth certain information regarding our fleet as of November 1, 2017.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
VLGCs
Captain Markos NL	82,000	Hyundai	A	2006	—	Time Charter(3)	Q4 2019
Captain John NP	82,000	Hyundai	A	2007	—	Pool-TCO(4)	Q3 2018
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool-TCO(4)	Q2 2018
Comet	84,000	Hyundai	B	2014	X	Time Charter(5)	Q3 2019
Corsair	84,000	Hyundai	B	2014	X	Time Charter(6)	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Pool(7)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(7)	—
Concorde	84,000	Hyundai	B	2015	X	Pool(7)	—
Cobra	84,000	Hyundai	B	2015	X	Pool-TCO(4)	Q3 2018
Continental	84,000	Hyundai	B	2015	X	Pool(7)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(7)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(7)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(7)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(7)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool(7)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(7)	—
Cratis	84,000	Daewoo	C	2015	X	Pool-TCO(4)	Q4 2017
Chaparral	84,000	Hyundai	B	2015	X	Pool(7)	—
Copernicus	84,000	Daewoo	C	2015	X	Pool(7)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(8)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool(7)	—
Caravelle	84,000	Hyundai	B	2016	X	Pool(7)	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Currently on time charter with an oil major that began in December 2014.
(4)

 “Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)	Currently on a time charter with an oil major that began in July 2014.
(6)	Currently on time charter with an oil major that began in July 2015.
(7)

“Pool” indicates that the vessel is operated in the Helios Pool on voyage charters with third parties and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on a time charter with a major oil company that began in November 2015.

Market Outlook Update

U.S. Gulf LPG export volumes recently surged following a temporary stoppage of activities due to Hurricane Harvey flooding in the area. Total U.S. LPG exports registered nearly all-time monthly records in September and particularly in October. The East Coast of the U.S. saw sharply increased exports, resulting in lower October propane inventories for the start of the stock drawing heating season. Chinese LPG imports for September reached 1.7 million tons and the first nine months were up 14% year-over-year compared to 2016. We expect imports to continue to be strong in the fourth calendar quarter of 2017 and into the first calendar quarter of 2018, as Chinese residential and petrochemical demand will be supported by higher LPG consumption due to the government’s mandate to shut down coal fired boilers in Northern China from the end of October. In addition, LPG demand growth is expected from a number of planned new PDH plants and from existing PDH plants that should ramp up after recent planned maintenance. Indian LPG imports jumped by almost 1.1 million tons in August and demand increased year-over-year by 7.2%. The third calendar quarter of 2017 is expected to show continued growth. As demand in Asia for LPG begins to firm up in advance of the heating season, markets will likely source incremental product from the U.S., adding significant ton-miles to the VLGC fleet. The waiting times experienced for Panama Canal transits have recently increased to 3-4 days on account of much higher export activity from the U.S. post Hurricane Harvey and the increased traffic from other sectors. This has resulted in freight rates moving higher on the Houston to Chiba voyage via the Canal, and significantly improving fleet utilization.

The order book stands at about 11% of the VLGC fleet, while the old VLGCs, over 20 years of age, currently comprise 15% of the fleet. There are four vessels expected to be delivered in 2017, and another eight in 2018. We continue to think that new environmental regulations will make older VLGC vessels attractive demolition candidates and removed from the fleet. Looking to the future, we are optimistic that LPG will continue to penetrate a variety of end user markets globally. In complying with the upcoming IMO 2020 mandate on 85% reduction of sulphur emissions, we believe LPG as marine fuel has the potential to capture a meaningful share of the marine fuels market and likely to become an attractive and cost-effective alternative to other marine fuels. We therefore believe that it further supports the case for LPG as a mainstream fuel to the global energy markets and to consumers around the world.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations. To the extent any of our time charters or the charters of the vessels in the Helios Pool expire during the relatively weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter the vessels at similar rates. As a result, we and the Helios Pool may have to accept lower rates or experience off-hire time for the vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Statement of Operations Data
Revenues	$34,729,021	$33,611,233	$75,754,493	$84,127,009
Expenses
Voyage expenses	1,275,521	466,218	1,514,966	1,222,022
Vessel operating expenses	15,740,438	16,339,345	32,625,727	32,434,897
Depreciation and amortization	16,464,707	16,365,517	32,757,865	32,558,262
General and administrative expenses	5,421,145	5,203,915	13,956,054	10,815,225
Total expenses	38,901,811	38,374,995	80,854,612	77,030,406
Other income—related parties	638,070	552,922	1,271,953	1,105,823
Operating income/(loss)	(3,534,720)	(4,210,840)	(3,828,166)	8,202,426
Other income/(expenses)
Interest and finance costs	(8,602,430)	(7,160,119)	(16,080,164)	(14,198,328)
Interest income	28,226	30,317	44,042	53,495
Unrealized gain/(loss) on derivatives	652,160	6,528,203	(1,718,031)	2,158,344
Realized loss on derivatives	(435,920)	(2,333,915)	(1,048,783)	(4,590,703)
Gain on early extinguishment of debt	—	—	4,117,364	—
Foreign currency (gain)/loss, net	(22,452)	766	(91,368)	(61,943)
Total other income/(expenses), net	(8,380,416)	(2,934,748)	(14,776,940)	(16,639,135)
Net loss	$(11,915,136)	$(7,145,588)	$(18,605,106)	$(8,436,709)
Loss per common share—basic	(0.22)	(0.13)	(0.34)	(0.16)
Loss per common share—diluted	$(0.22)	$(0.13)	$(0.34)	$(0.16)
Other Financial Data
Adjusted EBITDA(1)	$14,111,332	$13,253,766	$31,582,161	$42,830,044
Fleet Data
Calendar days(2)	2,024	2,024	4,026	4,026
Available days(3)	2,023	2,022	4,025	4,024
Operating days(4)(7)	1,857	1,732	3,651	3,617
Fleet utilization(5)(7)	91.8%	85.7%	90.7%	89.9%
Average Daily Results
Time charter equivalent rate(6)(7)	$18,015	$19,137	$20,334	$22,921
Daily vessel operating expenses(8)	$7,777	$8,073	$8,104	$8,056

(1)

Adjusted EBITDA is a non-GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net loss	$(11,915,136)	$(7,145,588)	$(18,605,106)	$(8,436,709)
Interest and finance costs	8,602,430	7,160,119	16,080,164	14,198,328
Unrealized (gain)/loss on derivatives	(652,160)	(6,528,203)	1,718,031	(2,158,344)
Realized loss on derivatives	435,920	2,333,915	1,048,783	4,590,703
Gain on early extinguishment of debt	—	—	(4,117,364)	—
Stock-based compensation expense	1,175,571	1,068,006	2,699,788	2,077,804
Depreciation and amortization	16,464,707	16,365,517	32,757,865	32,558,262
Adjusted EBITDA	$14,111,332	$13,253,766	$31,582,161	$42,830,044

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

Time charter equivalent rate, or TCE rate, is a non-GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except operating days)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Numerator:
Revenues	$34,729,021	$33,611,233	$75,754,493	$84,127,009
Voyage expenses	(1,275,521)	(466,218)	(1,514,966)	(1,222,022)
Time charter equivalent	$33,453,500	$33,145,015	$74,239,527	$82,904,987
Denominator:
Operating days	1,857	1,732	3,651	3,617
TCE rate:
Time charter equivalent rate	$18,015	$19,137	$20,334	$22,921

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or Our Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies since the inception of the Helios Pool is as follows:

	Three months ended		Six months ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Our Methodology:
Operating Days	1,857	1,732	3,651	3,617
Fleet Utilization	91.8%	85.7%	90.7%	89.9%
Time charter equivalent	$18,015	$19,137	$20,334	$22,921

Alternate Methodology:
Operating Days	2,005	2,022	4,007	4,024
Fleet Utilization	99.1%	100.0%	99.6%	100.0%
Time charter equivalent	$16,685	$16,392	$18,527	$20,603

We believe that Our Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net income/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under GAAP; therefore, these non-GAAP financial measures should not be considered as an alternative or substitute for GAAP. The following table reconciles net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS, respectively, for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net loss	$(11,915,136)	$(7,145,588)	$(18,605,106)	$(8,436,709)
Unrealized (gain)/loss on derivatives	(652,160)	(6,528,203)	1,718,031	(2,158,344)
Gain on early extinguishment of debt	—	—	(4,117,364)	—
Adjusted net income/(loss)	$(12,567,296)	$(13,673,791)	$(21,004,439)	$(10,595,053)

Loss per common share—diluted	$(0.22)	$(0.13)	$(0.34)	$(0.16)
Unrealized (gain)/loss on derivatives	(0.01)	(0.12)	0.03	(0.04)
Gain on early extinguishment of debt	—	—	(0.08)	—
Adjusted earnings/(loss) per common share—diluted	$(0.23)	$(0.25)	$(0.39)	$(0.20)

Conference Call

A conference call to discuss the results will be held today, November 3, 2017 at 9:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and request to be joined into the Dorian LPG call. A replay will be available at 12:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13672970. The replay will be available until November 10, 2017, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "will," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source Dorian LPG Ltd.